EXHIBIT 5.1

[Patton Boggs LLP Letterhead]

October 2, 2003

Texas Capital Bancshares, Inc.
2100 McKinney Avenue
Suite 900
Dallas, TX 75201

Re:	Texas Capital Bancshares, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended of up to 3,042,991 shares of the Company’s Common Stock (the “Shares”) for issuance under the Company’s 1999 Omnibus Stock Plan and 2000 Employee Stock Purchase Plan (the “Plans”).

          This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the Plans. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the Plans, such Shares will be duly authorized, legally issued and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

Patton Boggs LLP